UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2024

QUIDELORTHO CORPORATION
(Exact name of Registrant as specified in its Charter)

Delaware	001-41409	87-4496285
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9975 Summers Ridge Road, San Diego, California 92121
(Address of principal executive offices, including zip code)
(858) 552-1100
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	QDEL	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act if 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2024, the Board of Directors (the “Board”) of QuidelOrtho Corporation (the “Company”) determined to terminate Douglas C. Bryant, the Company’s President and Chief Executive Officer, effective February 21, 2024. On February 17, 2024, Mr. Bryant informed the Board of his intent to resign from the Board, effective February 21, 2024. The size of the Board has been reduced from eleven to ten directors, effective immediately upon the resignation. Mr. Bryant’s termination and his decision to resign from the Board were not the result of any dispute or disagreement with the Company, the Board or management on any matter relating to the Company’s operations, policies or practices. The Company and the Board extend their gratitude to Mr. Bryant for his leadership and contributions to the Company.

Mr. Bryant’s termination constitutes an “Involuntary Termination” under his Severance and Change in Control Agreement with the Company (the “Severance Agreement”), a form of which was previously filed with the Securities and Exchange Commission on December 1, 2023 as Exhibit 10.1 to the Company’s Current Report on Form 8-K. Pursuant to the Severance Agreement, contingent upon Mr. Bryant’s execution of a customary general release and such release becoming effective and irrevocable, as well as his continued compliance, in all material respects, with the terms of the Severance Agreement, he will be entitled to receive all applicable payments and benefits specified under Sections 5 and 6 of the Severance Agreement, including a severance payment and a payment to help defray the costs of outplacement and other transitional services.

In connection with Mr. Bryant’s termination, on February 17, 2024, the Board created an Office of the Chief Executive Officer (the “Office of the CEO”), which is responsible for the management of the Company on an interim basis. On February 17, 2024, the Board also appointed Michael S. Iskra to serve as the Company’s Interim Chief Executive Officer and Robert J. Bujarski to serve as the Company’s Interim President, each effective February 21, 2024. The Office of the CEO is comprised of Messrs. Iskra and Bujarski and Joseph M. Busky, the Company’s Chief Financial Officer. Kenneth F. Buechler, Ph.D., Chairman of the Board, is, with assistance by other Board members, advising the Office of the CEO. In addition to their new roles, Messrs. Iskra and Bujarski continue to serve as the Company’s Executive Vice President, Chief Commercial Officer and Executive Vice President, Chief Operating Officer, respectively. Each of the officers will continue to manage their current responsibilities while carrying out the additional responsibilities of their new roles.

In connection with the formation of the Office of the CEO, as well as Messrs. Iskra’s and Bujarski’s appointments to the roles of Interim Chief Executive Officer and Interim President, respectively, the Company intends to enter into new compensation arrangements with Messrs. Iskra, Bujarski and Busky, the terms of which have not been determined as of the date of this Current Report on Form 8-K (the “Form 8-K”). Once the compensation arrangements have been determined, the Company intends to file an amendment to this Form 8-K disclosing such arrangements.

Mr. Iskra (age 54) became our Executive Vice President in December 2022 and has served as our Chief Commercial Officer since May 2022. Prior to joining the Company in connection with the business combination of Quidel Corporation and Ortho Clinical Diagnostics Holdings plc (“Ortho”), Mr. Iskra served as Executive Vice President of Commercial Excellence & Strategy of Ortho from mid-2020 to May 2022. Mr. Iskra was the President, North America for Ortho from 2015 to mid-2020. From 2014 to 2015, he served as Senior Vice President of Business Development at Healthways. Prior to that, he was Chief Operating Officer, from 2010 to 2012, and Chief Executive Officer, in 2013, for Simplex Healthcare.

Mr. Bujarski (age 55) became our Executive Vice President in December 2022 and has served as our Chief Operating Officer since September 2020. Previously, Mr. Bujarski served as our President from May 2022 to December 2022, Senior Vice President, North America Commercial Operations from July 2019 to September 2020, Senior Vice President, General Counsel from March 2007 to September 2020, Senior Vice President, Business Development from August 2009 to July 2019 and General Counsel and Vice President from July 2005 to March 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2024

QUIDELORTHO CORPORATION

By:	/s/ Michelle A. Hodges
Name:	Michelle A. Hodges
Its:	Secretary